Exhibit 99.1

SEAWORLD ENTERTAINMENT NAMES MARC G. SWANSON

CHIEF FINANCIAL OFFICER

Elizabeth C. Gulacsy Named Chief Accounting Officer

ORLANDO, Fla. – Aug. 7, 2017 – SeaWorld Entertainment, Inc. (NYSE: SEAS) (“SeaWorld”), a leading theme park and entertainment company, today announced the appointment of Marc G. Swanson as Chief Financial Officer and Treasurer, effective immediately. Mr. Swanson had been serving in these positions on an interim basis since August 1, 2017.

SeaWorld also announced the appointment of Elizabeth C. Gulacsy as Chief Accounting Officer, replacing Mr. Swanson.  Ms. Gulacsy has served as Corporate Vice President, Financial Reporting since 2016 and Director, Financial Reporting from 2013 to 2016.

“We are pleased to appoint Marc Swanson as our Chief Financial Officer. Marc knows our company and our industry well, and has been an important contributor to our ongoing work to continually improve our efficiency and financial discipline. Our strong finance team will be in expert hands under his leadership,” said Joel K. Manby, President and Chief Executive Officer of SeaWorld Entertainment. “We are also pleased to promote Elizabeth Gulacsy to serve as our new Chief Accounting Officer.  Elizabeth has been an important part of our accounting and financial reporting team for the last several years, and she is well prepared for this new role.”

SeaWorld will report its second-quarter results as previously announced on August 8, 2017.

Brief Biography for Marc G. Swanson

Mr. Swanson most recently served as SeaWorld’s Chief Accounting Officer, a position he was appointed to in 2012, and previously served as interim Chief Financial Officer from June 2015 until September 2015. Previously, he was Vice President, Performance Management, and Corporate Controller of SeaWorld Parks & Entertainment from 2011 to 2012, the Corporate Controller of Busch Entertainment Corporation from 2008 to 2011, and the Vice President of Finance of Sesame Place from 2004 to 2008.

Mr. Swanson is a member of the board of directors of the SeaWorld & Busch Gardens Conservation Fund and the board of trustees of the Orlando Science Center. Mr. Swanson holds a bachelor’s degree in accounting from Purdue University and a master’s degree in business administration from DePaul University, and is a Certified Public Accountant.

Brief Biography for Elizabeth C. Gulacsy

Ms. Gulacsy most recently served as Corporate Vice President, Financial Reporting, a position she was promoted to in 2016 after serving as Director, Financial Reporting, from 2013 to 2016.  Prior to joining SeaWorld, Ms. Gulacsy served from 2011 to 2013 as Chief Accounting Officer and Corporate Controller for Cross Country Healthcare, Inc., where she also served as Director of Corporate Accounting from 2006 to 2011, and Assistant Controller from 2002 to 2006.  Prior to that time, Ms. Gulacsy was an Audit Manager for Ernst & Young LLP.

Ms. Gulacsy holds a bachelor’s degree and master’s degree in accounting from the University of Florida and is a Certified Public Accountant.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry, and veterinary care. The company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned, or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 30,000 animals in need over the last 50 years.

SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens®, and Sea Rescue®. Over its more than 50-year history, the company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The company's theme parks feature a diverse array of rides, shows, and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

CONTACT:

Investor Relations:

Mark Trinske

Vice President of Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Aimée Jeansonne Becka

Vice President of Public Relations

Aimee.Jeansonne-Becka@SeaWorld.com